Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (nos. 333-186849, 333-179692, 333-172329, 333-165017, 333-157477, 333-151797, 333-140784, 333-125280, 333-119375, 333-104104, 333-87852, 333-75542 and 333-39204) pertaining to the Nonqualified Stock Purchase Plan of Koninklijke Philips N.V. of our report dated November 15, 2017, with respect to the statements of financial condition of the Philips North America Nonqualified Stock Purchase Plan as of July 31, 2017 and 2016, and the related statements of income (loss) and changes in plan equity included in this Annual Report (Form 11-K) for the years ended July 31, 2017 and 2016.

/s/ Ernst & Young LLP

Boston, MA

November 15, 2017